Chembio Reports 1st Quarter 2011 Results

Conference Call Scheduled for Thursday, May 5, 2011,
 at 10:00 a.m. Eastern Time

MEDFORD, N.Y (May 5, 2011) – Chembio Diagnostics, Inc. (OTC/QB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported revenues and earnings for the quarter ended March 31, 2011. Total revenues were $3.64 million for the quarter ended March 31, 2011, which compares to total revenues of $2.78 million for the quarter ended March 31, 2010, a 30.6% increase.  The Company recorded a net loss of approximately $.14 million, or less than a $0.01 per share, for the quarter ended March 31, 2011, compared to a net loss of approximately $.15 million, or less than $0.01 per share, for the quarter ended March 31, 2010.

The 36% increase in Net Product Sales during the first quarter was as a result of a 77% increase in sales to Alere, Inc. of our FDA-approved rapid HIV tests for marketing in the U.S., continuing the pace of sales during the fourth quarter of 2010 and reflecting continued success of these products.   This increase, together with stable international product revenues, combined to produce a 77% increase in product gross margin dollars as compared to the first quarter of 2010. The product gross margin increased by 10 percentage points, from 33% in the first quarter of 2010 to 43% in the first quarter of 2011; overall gross margin was 53% for the three months ended March 31, 2011, a record for the Company.  The increased gross margin dollars, together with the previously reported 2010 results and cash flow (including but not limited to the $1.467MM of QTDP grants) have enabled the Company to accelerate the pace of the clinical trials for the DPP® oral fluid HIV test and other product development activities as are discussed below.

During the quarter the Company’s cash balance increased by over $.66 million, to approximately $2.80 million. The increase was primarily as a result of the collection of large account receivable balances as of December 31, 2010 from shipments made in December 2010, collection of the $.85 million balance due from the QTDP grant awards, and also as a result of approximately $.13 million of net non-cash expenses in the period, primarily depreciation and amortization. The cash balance increase is also after the Company paid in January the $.88 million balance due on its HIV-2 license from Bio-Rad Laboratories, Inc.

On April 26 the Company received approximately $.20 million from the exercise of approximately 500,000 warrants at $.40 per share, further strengthening the balance sheet.

Lawrence Siebert, Chembio’s Chief Executive Officer, commented, “We are quite pleased with the results of the first quarter, including the significantly increased gross margin dollars and increased net sales, which contributed to the increased cash balance despite the payment to Bio-Rad and the added clinical trial expenses. In addition we were further pleased by the exercise of warrants in April. During the quarter we achieved several other important objectives including another product approval by FIOCRUZ, the awarding of a Phase II NIH grant, and the filing of our first module in our PMA application with the FDA for our DPP® HIV screening assay.  In addition, as reported earlier this week, we have also now been informed that one of our two Syphilis tests contracted for with FIOCRUZ has been approved by ANVISA. We are now manufacturing for confirmed orders for all four of the products approved thus far and we look forward to providing an update of our anticipated shipments to FIOCRUZ. ”

Financial Highlights for the Quarter ended March 31, 2011

•	Product sales for the quarter ended March 31, 2011 (first quarter) increased 36% to $3.02 million from $2.21 million in the same period of 2010.

•	R&D, milestone and grant revenues for the first quarter increased marginally to $.59 million from $.55 million in the same period of 2010

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The increased product and R&D revenues in the first quarter of 2011 combined to produce gross margin dollars that were $.62 million, or 47%, greater ($1.93 million vs. $1.31 million) than the gross margin dollars in the comparable period in 2010.  Product gross margin increased by $.57 million, or 77% ($1.31 million vs. $.74 million), over the comparable period in 2010.

•	Research and development expenses increased by $.49 million, or 61%, to $1.29 million compared to $.80 million in the 2010 period.

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Selling General & Administrative Expenses increased by $.11 million or 17% in the first quarter of 2011 as compared to the first quarter of 2010.  This was primarily due to an increase in commissions for the milestone event achieved for our DPP® products.

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Operating loss was approximately $.14 million in the first quarter of 2011 as compared to an operating loss in the first quarter of 2010 of $.16 million, a modest improvement. In addition, net loss was approximately $.14 million in the first quarter of 2011 as compared to a net loss in the first quarter of 2010 of $.16 million.

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The March 31, 2011 cash balance was $2.80 million, $.66 million more than as of December 31, 2010.  This was primarily due to $2.23 million in cash provided from collections of accounts receivable.  Partially offsetting this cash inflow was a license payment of $.88 million.

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Summary of Clinical, Development and Regulatory Activities

·
Regulatory Approvals in Brazil through the Oswaldo Cruz Foundation (FIOCRUZ) – During the first quarter, as recently reported, our DPP® visceral canine leishmania ("VL") rapid test was approved by Brazil’s Ministry of Agriculture, Livestock and Food Supply ("MAPA"). In April FIOCRUZ received approval from ANVISA for one of the two DPP® Syphilis tests we have under contract with them.  We believe FIOCRUZ will receive during 2011 the required approvals from ANVISA for the second DPP® Syphilis test and the DPP® Leptospirosis test, although there can be no assurance of this.    We are now manufacturing for confirmed orders for all four of the DPP® products now approved in Brazil and we look forward to providing an update on our anticipated shipments to FIOCRUZ.

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FDA Approval for DPP® HIV 1/2 Screening Assay for Oral Fluid - We have collected over 2/3 of the clinical data required for submission to the FDA. As recently reported, we began submitting the PMA (Pre-Marketing Approval) application using the Modular PMA option, and we have thus far submitted the module containing the manufacturing information for this product.  We anticipate filing the remaining modules during 2011, although there can be no assurance of this.

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DPP® Syphilis Screen & Confirm - We are engaged in a number of activities oriented to commercializing this product. We anticipate commencing clinical trials and other activities in support of a planned 510(K) clearance during the second quarter of 2011.

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DPP® Influenza – We have made significant progress on our multiplex test for FLU A/B Antigen Detection and we are verifying the performance of our prototype in order to begin full validation and commencement of regulatory activities for this product.  Our current plan is still for product verification and validation to be completed during the second quarter of 2011 and for our clinical studies to be initiated during the balance of 2011.

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DPP® Tuberculosis – As reported in February, we were awarded a three-year $2.9 million Small Business Innovative Research (SBIR) Phase II grant from the United States National Institutes of Health (NIH) to continue development of a simple, rapid, accurate, and cost-effective serological test for active tuberculosis that can be utilized in resource-limited settings.

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DPP® Hepatitis C and DPP® Hepatitis C/HIV Oral Fluid Antibody Tests – Various prototypes of these products are being developed and evaluated internally and externally, including a laboratory study that was organized by the National Center for HIV/AIDS, Viral Hepatitis, STD, and TB Prevention (NCHHSTP) at the CDC, and field study that is commencing soon.  We have received the confidential results of the laboratory study which CDC is submitting for publication and we are continuing to pursue development activity.

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CE Mark for FDA-approved HIV tests –The final studies for the CE Marking requirements are underway for our two FDA-approved rapid HIV tests, and the study is expected to be completed during the second quarter of 2011.  Submission of the final data will occur shortly thereafter.

There can be no assurance that any of these projects will continue, meet regulatory or other technical requirements and specifications, and/or that if continued, will result in completed products, or that such products, if successfully completed, will be successfully commercialized.

Conference Call

Chembio has scheduled a conference call and webcast for 10:00 a.m. Eastern time on Thursday, May 5, 2011.  To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 12, 2011 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 371515.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=164289.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. Alere, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, and actual results may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations

	For the three months ended (Unaudited)
	March 31, 2011	March 31, 2010
Net product sales	$3,015,063	$2,214,897

License and royalty revenue	28,854	21,496

R&D, milestone and grant revenue	591,764	547,022

TOTAL REVENUES	$3,635,681	$2,783,415

GROSS MARGIN	$1,926,342	$1,306,374

Research and development expenses	$1,290,142	$800,758

Selling, general and administrative expenses	$775,371	$661,848

LOSS FROM OPERATIONS	$(139,171)	$(156,232)

NET LOSS	$(142,297)	$(157,326)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding, basic and diluted	62,284,772	61,986,165

Chembio Diagnostics, Inc.
Summary of Balance Sheets

	March 31, 2011	Dec 31, 2010
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,797,103	$2,136,351
Accounts receivable, net of allowance for doubtful accounts of $20,000 and $35,000 for 2011 and 2010, respectively	1,726,517	3,946,398
Inventories	1,592,070	1,349,161
Prepaid expenses and other current assets	175,814	204,824
TOTAL CURRENT ASSETS	6,291,504	7,636,734

FIXED ASSETS, net of accumulated depreciation	772,290	813,214

OTHER ASSETS
License agreements and other assets	611,226	636,226

	$7,675,020	$9,086,174

TOTAL CURRENT LIABILITIES	$1,759,620	$3,076,457

TOTAL OTHER LIABILITIES	179,654	200,773

TOTAL LIABILITIES	1,939,274	3,277,230

TOTAL STOCKHOLDERS’ EQUITY	5,735,746	5,808,944

	$7,675,020	$9,086,174

Chembio Diagnostics, Inc.
Summary of Cash Flow

	For the three months ended (Unaudited)
	March 31, 2011	March 31, 2010

Net cash provided by (used in) operating activities	$1,560,142	$(192,074)
Net cash used in investing activities	(46,358)	(72,866)
Net cash used in financing activities	(853,032)	(5,372)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$660,752	$(270,312)

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